Exhibit 5.1

[The Mosaic Company Letterhead]

September 29, 2011

The Mosaic Company

3033 Campus Drive, Suite E490

Plymouth, Minnesota 55441

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Corporate Secretary of The Mosaic Company, a Delaware corporation (the “Company”) and in such capacity have acted as its counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of an aggregate of 20,700,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) offered and sold by certain selling stockholders of the Company pursuant to the underwriting agreement dated September 23, 2011 (the “Underwriting Agreement”), by and among the Company, J.P. Morgan Securities LLC, UBS Securities LLC and the selling stockholders listed on Schedule A thereto.

I have examined the Registration Statement and the Underwriting Agreement, included in the Registration Statement as Exhibit 1. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Shares sold by the selling stockholders pursuant to the Underwriting Agreement are validly issued, fully paid and nonassessable.

I do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Richard L. Mack
Name:	Richard L. Mack
Title:	Executive Vice President, General Counsel and Corporate Secretary